Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS SECOND QUARTER 2017 RESULTS; INCREASES QUARTERLY DIVIDEND PAYMENT

AMERICAN FORK, UTAH, July 26, 2017 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB), a bank holding company and parent of People’s Intermountain Bank (“Bank”), reported net income of $6.5 million compared with $6.5 million in the first quarter of 2017, and $5.6 million for the second quarter of 2016.  Diluted earnings per common share were $0.35 in the second quarter of 2017 compared with $0.36 in the first quarter of 2017, and $0.31 for the second quarter of 2016.  For the six months ended June 30, 2017 net income was $13.0 million, or $0.71 per diluted common share, compared with $10.8 million, or $0.60 per diluted common share, for the same period a year earlier.

The Board of Directors declared a quarterly dividend of $0.09 per common share, a 12.5%, or $0.01 per common share increase from the prior quarter. The dividend will be payable on August 14, 2017 to shareholders of record on August 7, 2017. The dividend payout ratio for earnings for the quarter ended June 30, 2017 was 24.9%.  This continues our over 50-year trend in paying dividends.

Highlights of the Second Quarter of 2017

•	Deposits grew $115 million, or 8.5%, to $1.5 billion year-over-year
•	Loans held for investment grew $106 million, or 9.6%, to $1.2 billion year-over-year
•	Net interest margin increased 4 bps to 4.71% year-over-year
•	Return on average equity increased to 10.91% year-over-year
•	Return on average assets increased to 1.53%. year-over-year
•	Efficiency ratio improved to 52.19%

“We’re pleased to have achieved strong growth across our community banking family, while improving our net interest margins and operating efficiencies,” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp. “While we continue to achieve solid loan growth, we’ve maintained a strong focus on credit quality as reflected in our low level of nonperforming assets and net charge-offs.  As a result of our efforts to profitably grow our business, we continue to experience positive trends in our operating results.

Earnings Summary

Net income for the second quarter of 2017 of $6.5 million compared with $6.5 million in the first quarter of 2017 was primarily impacted by the following factors: (a) higher net interest income of $1.2 million due primarily to strong loan and deposit growth; (b) higher provision for loan losses of $0.7 million due primarily to $49 million growth in loans held for investment; (c) higher non-interest income of $0.2 million, (d) lower non-interest expense of $0.1 million, principally from lower salaries and benefits; and (e) higher income tax expense of $0.8 million due to lower deduction of non-qualifying stock awards in the second quarter.  These factors contributed to diluted earnings per common share decreasing $0.01 per share to $0.35 per share in the second quarter of 2017 compared to $0.36 per share in the first quarter of 2017.

Net income for the second quarter of 2017 of $6.5 million compared with $5.6 million in the second quarter of 2016 was impacted primarily by the following factors: (a) higher net interest income of $1.8 million due primarily to strong loan and deposit growth; and (b) higher provision for loan losses of $0.7 million due primarily to loan growth.

Return on average assets for the second quarter of 2017 was 1.53% compared with 1.59% for the first quarter of 2017, and 1.43% for the second quarter of 2016.  Return on average equity for the second quarter of 2017 was 10.91% compared with 11.39% for the first quarter of 2017, and 10.26% for the second quarter of 2016.

Net Interest Income and Margin

Net interest income for the second quarter of 2017 increased $1.2 million compared with the first quarter of 2017, primarily due to a $29.6 million increase in average earning assets and a 15 basis points increase in yield on interest earning assets.  Average loans increased by $41.7 million during the comparable periods.  This contributed to a higher net interest margin of 4.71% in the current quarter compared with 4.55% in the first quarter of 2017.

Net interest income for the second quarter of 2017 increased $1.8 million compared with the same period a year earlier, primarily due to a $133 million increase in the average earning assets and a 4 basis points increase in the yield on interest earning assets.  Average loans increased by $80.8 million during the comparable periods.  This resulted in a higher net interest margin of 4.71% in the current quarter compared to 4.67% in the second quarter of 2016.

Provision for Loan Losses

The provision for loan losses for the second quarter of 2017 was $0.7 million higher compared with the first quarter of 2017, and $0.7 million higher compared with the second quarter of 2016, due primarily to growth in loans held for investment.  The Company incurred net charge-offs of $0.3 million in the second quarter of 2017 compared with $0.3 million in the first quarter of 2017, and net recoveries of ($0.2) million in the second quarter of 2016.

Non-interest Income

Non-interest income for the second quarter of 2017 increased $0.2 million compared with the first quarter of 2017 primarily due to the sale of land held by the Bank, and was flat with the same period a year earlier.  The Company has experienced lower mortgage banking income and residential mortgage loan volumes in the first and second quarters of 2017 compared to the second quarter of 2016.

Non-interest Expense

Non-interest expense for the second quarter of 2017 decreased by $0.1 million compared with the first quarter of 2017, principally related to lower salaries and benefits, and was flat compared with the same period a year ago.  Our personnel costs have increased in 2017 due to cost-of-living increases and new hires to support our growth, but are offset by a $0.5 million refund in medical benefits premiums recorded in the second quarter.

Our efficiency ratio for the second quarter of 2017 improved to 52.2% compared with 56.8% in the first quarter of 2017 and 57.4% in the second quarter of 2016.

Income Tax Provision

The effective tax rate for the second quarter of 2017 was 35.6% compared with 29.6% for the first quarter of 2017 and 37.9% in the second quarter of 2016.  Income tax expense for the second quarter of 2017 increased compared with the first quarter of 2017 due to tax benefits related to tax-deductible stock compensation expense and the reversal of a liability related to unrecognized tax credits, all totaling $0.6 million in taxable benefits for the first quarter of 2017.  The tax rate in the second quarter of 2017 is lower than the same quarter in 2016 due primarily to adjustments in the expected recoverability of certain tax credits.

Loans and Credit Quality

Loans held for investment at June 30, 2017 increased $105.6 million, or 9.6% year-over-year, and $81.5 million, or 7.3% from December 31, 2016.  Average loans grew $80.8 million to $1.2 billion from the second quarter of 2016 to the current quarter of 2017.

Non-performing loans increased to $7.6 million at June 30, 2017, compared to $5.7 million at March 31, 2017, $5.4 million at December 31, 2016, and $5.4 million at June 30, 2016.  Non-performing assets to total assets were 0.47% at June 30, 2017, 0.35% at March 31, 2017, 0.34% at December 31, 2016, and 0.38% at June 30, 2016.  The allowance for loan losses to loans held for investment was 1.43% at June 30, 2017, 1.44% at March 31, 2017, 1.49% at December 31, 2016 and 1.47% at June 30, 2016.

Investment Securities

Investment securities at June 30, 2017 increased by 17.7% to $402.6 million compared with $342.1 million at the same period a year earlier as a result of the year-over-year growth in deposits.

Deposits and Liabilities

Total deposits at June 30, 2017 were $1.46 billion compared with $1.43 billion at December 31, 2016 and $1.35 billion at June 30, 2016.  Increases during these periods were primarily due to growth of the client base and new customers. Non-interest-bearing deposits were 31.9% of total deposits as of June 30, 2017 compared with 31.1% as of December 31, 2016 and 31.9% as of June 30, 2016.

Shareholders’ Equity

Shareholders’ equity increased to $239.9 million at June 30, 2017 compared with $228.5 million as of year-end 2016 and $220.4 million at June 30, 2016. The increase resulted primarily from net income during the intervening periods net of cash dividends paid to shareholders.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the second quarter of 2017 at 2:00 p.m. Eastern time on Thursday, July 27, 2017. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the conference ID is 3290312.

To participate on the webcast, log on to:  http://services.choruscall.com/links/pub170728.html

If you are unable to participate during the live webcast, the call will be archived on www.peoplesutah.com or at the webcast URL above until August 28, 2017. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank, which has 20 locations in two banking divisions, Bank of American Fork and Lewiston State Bank, a leasing division, GrowthFunding Equipment Finance, and a mortgage division, People’s Intermountain Bank Mortgage. PUB has a pending transaction, subject to customary closing conditions, to acquire Town & Country Bank, Inc. in St, George, Utah.  PIB has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community-bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
(Dollars in thousands, except share	June 30,	March 31,	June 30,	June 30,	June 30,
and per share data)	2017	2017	2016	2017	2016
Interest income
Interest and fees on loans	$17,928	$16,853	$16,420	$34,781	$32,271
Interest and dividends on investments	1,802	1,705	1,489	3,507	3,092
Total interest income	19,730	18,558	17,909	38,288	35,363
Interest expense	749	766	698	1,515	1,452
Net interest income	18,981	17,792	17,211	36,773	33,911
Provision for loan losses	900	200	225	1,100	425
Net interest income after provision for loan losses	18,081	17,592	16,986	35,673	33,486
Non-interest income
Service charges on deposit accounts	578	536	531	1,114	1,044
Card processing	1,208	1,124	1,136	2,332	2,167
Mortgage banking	1,960	1,979	2,277	3,939	4,025
Other operating	602	486	454	1,088	925
Total non-interest income	4,348	4,125	4,398	8,473	8,161
Non-interest expense
Salaries and employee benefits	7,762	7,967	7,959	15,729	15,843
Occupancy, equipment and depreciation	1,088	1,117	1,076	2,205	2,064
Data processing	661	675	740	1,336	1,447
FDIC premiums	130	126	188	256	383
Card processing	516	529	549	1,045	1,139
Marketing and advertising	349	262	290	611	459
Other	1,845	1,780	1,598	3,625	3,200
Total non-interest expense	12,351	12,456	12,400	24,807	24,535
Income before income tax expense	10,078	9,261	8,984	19,339	17,112
Income tax expense	3,584	2,740	3,407	6,324	6,292
Net income	$6,494	$6,521	$5,577	$13,015	$10,820

Earnings per common share:
Basic	$0.37	$0.36	$0.31	$0.73	$0.61
Diluted	$0.35	$0.36	$0.31	$0.71	$0.60

Weighted average common shares outstanding:
Basic	17,937,926	17,884,026	17,738,182	17,911,125	17,685,235
Diluted	18,351,531	18,316,331	18,173,034	18,334,028	18,148,713

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, except share data)	2017	2017	2016	2016
ASSETS
Cash and due from banks	$28,315	$25,773	$26,524	$21,092
Interest bearing deposits	26,027	62,171	37,958	59,535
Federal funds sold	3,093	2,884	3,456	5,899
Total cash and cash equivalents	57,435	90,828	67,938	86,526
Investment securities:
Available for sale, at fair value	325,172	334,249	335,609	280,705
Held to maturity, at historical cost	77,394	78,041	73,512	61,437
Total investment securities	402,566	412,290	409,121	342,142
Non-marketable equity securities	1,959	1,959	1,827	1,827
Loans held for sale	7,655	13,053	20,826	11,915
Loans:
Loans held for investment	1,201,391	1,152,030	1,119,877	1,095,828
Less allowance for loan losses	(17,271)	(16,644)	(16,715)	(16,152)
Total loans held for investment, net	1,184,120	1,135,386	1,103,162	1,079,676
Premises and equipment, net	23,551	22,701	21,926	22,120
Accrued interest receivable	5,616	5,779	5,557	5,586
Deferred income tax assets	9,845	9,731	9,799	7,495
Other real estate owned	468	245	245	644
Bank-owned life insurance	19,970	19,842	19,714	19,448
Other assets	5,190	5,834	5,866	5,637
Total assets	$1,718,375	$1,717,648	$1,665,981	$1,583,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$465,988	$462,886	$443,100	$429,995
Interest bearing deposits	995,064	1,005,779	981,974	916,368
Total deposits	1,461,052	1,468,665	1,425,074	1,346,363
Short-term borrowings	3,302	3,372	3,199	2,855
Accrued interest payable	269	279	305	303
Other liabilities	13,850	11,087	8,886	13,048
Total liabilities	1,478,473	1,483,403	1,437,464	1,362,569
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	179	179	178	178
Additional paid-in capital	69,623	69,256	68,657	68,236
Retained earnings	170,840	165,782	160,692	150,568
Accumulated other comprehensive income	(740)	(972)	(1,010)	1,465
Total shareholders’ equity	239,902	234,245	228,517	220,447
Total liabilities and shareholders’ equity	$1,718,375	$1,717,648	$1,665,981	$1,583,016

Common shares outstanding	17,948,347	17,925,284	17,819,538	17,752,820

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, except share data)	2017	2017	2016	2016
Selected Balance Sheet Information:
Book value per share	$13.37	$13.07	$12.82	$12.42
Tangible book value per share	$13.34	$13.04	$12.79	$12.38
Non-performing assets to total assets	0.47%	0.35%	0.34%	0.38%
Allowance for loan losses to loans held for investment	1.43%	1.44%	1.49%	1.47%
Loans to Deposits	81.57%	78.20%	78.87%	81.08%

Asset Quality Data:
Non-performing loans	$7,611	$5,703	$5,357	$5,383
Non-performing assets	8,079	5,948	5,602	6,027

Capital Ratios:
Tier 1 leverage capital (1)	14.15%	14.10%	13.71%	13.99%
Total risk-based capital (1)	19.81%	20.11%	20.19%	19.20%
Average equity to average assets	14.00%	13.93%	13.83%	13.89%
Tangible common equity to tangible assets (4)	13.93%	13.61%	13.69%	13.89%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Selected Financial Information:
Basic earnings per share	$0.37	$0.36	$0.31	$0.73	$0.61
Diluted earnings per share	$0.35	$0.36	$0.31	$0.71	$0.60
Net interest margin (2)	4.71%	4.55%	4.67%	4.63%	4.63%
Efficiency ratio (3)	52.19%	56.83%	57.38%	54.44%	58.32%
Non-interest income to average assets	1.03%	1.00%	1.13%	1.02%	1.06%
Non-interest expense to average assets	2.92%	3.03%	3.19%	2.97%	3.17%
Return on average assets	1.53%	1.59%	1.43%	1.56%	1.40%
Return on average equity	10.91%	11.39%	10.26%	11.14%	10.07%
Net charge-offs (recoveries)	273	271	(204)	544	(170)
Annualized net charge-offs (recoveries) to average loans	0.09%	0.10%	-0.07%	0.09%	-0.03%

Average Balances:
Average loans	$1,177,403	$1,135,689	$1,096,584	$1,156,661	$1,078,687
Average earning assets	1,614,867	1,585,312	1,481,879	1,600,171	1,474,149
Average total assets	1,698,666	1,667,071	1,563,509	1,682,956	1,555,227
Average shareholders’ equity	238,765	232,269	218,705	235,535	216,074
(1)	Tier 1 leverage capital and Total risk-based capital as of June 30, 2017 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)

Represents the sum of non-interest expense less merger and acquisitions costs all divided by the sum of net interest income and non-interest income. Merger and acquisitions costs were $175,000 for the period ending June 30, 2017.  There were no merger and acquisitions costs in the first quarter of 2017 or in any period during 2016

(4)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $533,000, $557,000, $581,000 and $630,000 at June 30, 2017, March 31, 2017, December 31, 2016, and June 30, 2016, respectively.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	June 30, 2017			June 30, 2016
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$319,877	$1,309	1.64%	$271,850	$1,047	1.55%
Non-taxable securities (1) (2)	93,688	432	1.85%	90,428	420	1.87%
Loans (3) (4)	1,177,403	17,928	6.11%	1,096,584	16,420	6.02%
Total interest earning assets	1,614,867	19,730	4.90%	1,481,879	17,909	4.86%
Total average assets	1,698,666			1,563,509
Total interest bearing deposits	980,562	721	0.29%	908,496	697	0.31%
Shareholders’ equity	238,765			218,705
Net interest income		18,981			17,211
Net interest margin			4.71%			4.67%

	Six Months Ended
	June 30, 2017			June 30, 2016
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$317,342	$2,510	1.59%	$281,738	$2,186	1.56%
Non-taxable securities (1) (2)	92,930	854	1.85%	92,923	863	1.87%
Loans (3) (4)	1,156,661	34,781	6.06%	1,078,687	32,272	6.02%
Total interest earning assets	1,600,171	38,288	4.83%	1,474,149	35,363	4.82%
Total average assets	1,682,956			1,555,227
Total interest bearing deposits	985,379	1,486	0.30%	905,657	1,414	0.31%
Shareholders’ equity	235,535			216,074
Net interest income		36,773			33,911
Net interest margin			4.63%			4.63%
(1)

Excludes average unrealized gains (losses) of $786,000 and $1.5 million for the three months ended June 30, 2017 and 2016, respectively, and ($1.2) million and $1.1 million for the six months ended June 30, 2017 and 2016, respectively.

(2)

Does not include tax effect on tax-exempt investment security income of $233,000 and $226,000 for the three months ended June 30, 2017 and 2016, respectively and $460,000 and $464,000 for the six months ended June 30, 2017 and 2016, respectively.

(3)

Loan interest income includes loan fees of $1.6 million and $1.4 million for the three months ended June 30, 2017 and 2016, respectively, and $3.0 million and $2.8 million for the six months ended June 30, 2017 and 2016, respectively.

(4)

Excludes average non-accrual loans of $6.6 million and $5.3 million for the three months ended June 30, 2017 and 2016, respectively, and $6.1 million and $5.8 million for the six months ended June 30, 2017 and 2016, respectively.